Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The following is a list of the operating subsidiaries owned by Susquehanna. Only those subsidiaries marked with an * meet the definition of “significant subsidiary” under Rule 1-02(w) of Regulation S-X.

1.	*Susquehanna Bank PA, 9 East Main Street, Lititz, Pennsylvania; a bank and trust company organized under the Pennsylvania Banking Code of 1965.

2.	Susquehanna Trust & Investment Company, 26 North Cedar Street, Lititz, Pennsylvania; a trust company organized under the laws of the Commonwealth of Pennsylvania and a wholly-owned subsidiary of Susquehanna Bank PA.

3.	Valley Forge Financial Strategies, LLC, 120 South Warner Road, King of Prussia, Pennsylvania; a securities and insurance brokerage company organized under the laws of the Commonwealth of Pennsylvania and a wholly-owned subsidiary of Susquehanna Trust & Investment Company.

4.	Citizens Bank of Southern Pennsylvania, 35 North Carlisle Street, Greencastle, Pennsylvania; a bank and trust company organized under the Pennsylvania Banking Code of 1965.

5.	First Susquehanna Bank & Trust, 400 Market Street, Sunbury, Pennsylvania; a bank and trust company organized under the Pennsylvania Banking Code of 1965.

6.	WNB Bank, 329 Pine Street, Williamsport, Pennsylvania; a bank and trust company organized under the Pennsylvania Banking Code of 1965.

7.	*Farmers & Merchants Bank and Trust, 59 West Washington Street, Hagerstown, Maryland; a bank and trust company organized under the Maryland Banking Code.

8.	First American Bank of Pennsylvania, 140 East Main Street, Everett, Pennsylvania, a bank and trust company organized under the Pennsylvania Banking Code of 1965.

9.	*Susquehanna Patriot Bank, 8000 Sagemore Drive, Suite 8101, Marlton, New Jersey; a bank and trust company organized under the New Jersey Banking Code.

10.	*Susquehanna Bank, 100 West Road, Towson, Maryland; a bank and trust company organized under the Maryland Banking Code.

11.	Susquehanna Mortgage Corporation, 10075 Red Run Boulevard, Suite 500, Owings Mills, Maryland, a mortgage company organized under the laws of the State of Maryland and a wholly-owned subsidiary of Susquehanna Bank.

12.	Atlantic First Title Company, 100 West Road, Towson, Maryland, a title company organized under the laws of the State of Maryland and a wholly-owned subsidiary of Susquehanna Bank.

13.	Susquehanna Patriot Commercial Leasing Company, Inc., 1566 Medical Drive, Suite 201, Pottstown, Pennsylvania; a leasing company organized under the laws of the Commonwealth of Pennsylvania and a wholly-owned subsidiary of Susquehanna Patriot Bank.

14.	Susque-Bancshares Life Insurance Company, 2700 North Third Street, Suite 2000, Phoenix, Arizona; an insurance company organized under the laws of the State of Arizona.

15.	The Addis Group, LLC., 2500 Renaissance Boulevard, King of Prussia, Pennsylvania, a property and casualty insurance brokerage organized under the laws of the Commonwealth of Pennsylvania.

16.	Boston Service Company, Inc. (t/a Hann Financial Service Corp.), One Centre Drive, Jamesburg, New Jersey, a consumer automobile finance company organized under the laws of the State of New Jersey.

17.	Valley Forge Asset Management Corp., 120 South Warner Road, King of Prussia, Pennsylvania, an asset management company organized under the laws of the Commonwealth of Pennsylvania.

18.	Tyler Wealth Counselors, Inc., 717 Constitution Drive, Exton, Pennsylvania; an investment management and insurance brokerage company organized under the laws of the Commonwealth of Pennsylvania and a wholly-owned subsidiary of Valley Forge Asset Management Corp.

19.	Patriot Advisors, Inc., 717 Constitution Drive, Exton, Pennsylvania; an asset management company organized under the laws of the Commonwealth of Pennsylvania and a wholly-owned subsidiary of Valley Forge Asset Management Corp.